EXHIBIT 5.1

GREENBERG TRAURIG, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166

July 15, 2011

Vu1 Corporation
469 Seventh Avenue, Suite 356
New York, New York 10018

Dear Sirs:

We are acting as counsel to Vu1 Corporation, a California corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on July 15, 2011 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering (a) 7,486,815 shares of common stock issuable upon conversion of the Company’s original issue discount convertible debentures due June 22, 2013, and (b) 4,267,486 shares of common stock issuable upon exercise of the Company’s common stock purchase warrants (the “Warrants”), which are being registered in connection with the proposed sale of the shares of common stock by the selling stockholders listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of California, we are of the opinion that (a) the Shares included in the Registration Statement have been duly authorized, and are legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of California and (b) the shares of common stock issuable upon exercise of the Warrants included in the Registration Statement, when so issued upon such exercise in accordance with the terms and conditions of the instruments governing their issuance, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of California.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Greenbert Traurig, LLP

GREENBERG TRAURIG, LLP